News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        R. Todd Noden
Chief Financial Officer
(205) 909-4808

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS

BIRMINGHAM, AL (May 30, 2014) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week period ended May 3, 2014.  Revenues for the 13-week period ended May 3, 2014 increased 0.2% to $103.8 million, compared with revenues of $103.6 million in the 13-week year-earlier period.  Comparable store sales for the first quarter declined 2.5%, compared with the same period last year. Net loss attributable to Books-A-Million for the first quarter was $5.6 million, or $0.38 per diluted share, compared with net loss from continuing operations of $3.7 million, or $0.25 per diluted share, in the year-earlier period.  The net loss from continuing operations in the prior year included a $2.0 million income tax benefit.  Income tax benefits are excluded from the current year results due to reflecting a full valuation allowance against deferred tax assets.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, “Sales in the first half of the quarter were strong driven by the momentum of the fourth quarter book lineup. We saw traffic slow later in the quarter, but we were pleased that we achieved our plan in our core book business, as well as in the bargain book, media, and general merchandise categories. Teen books, especially John Green’s Fault in Our Stars and Veronica Roth’s Divergent series were standouts in the quarter."

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 254 stores in 33 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. Also included in the Company’s retail operations is the operation of Yogurt Mountain Holding, LLC, a retailer and franchisor of self-serve frozen yogurt stores with 43 locations. The Company also develops and manages commercial real estate investments through its subsidiary, Preferred Growth Properties. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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BAMM Announces First Quarter 2015 Results

May 30, 2014
BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013 (a)

Revenue
Net sales	$103,143	$103,227
Other revenue	640	366
Total revenues	103,783	103,593
Cost of products sold, including warehouse distribution and store occupancy costs	75,384	75,138
Gross profit	28,399	28,455
Operating, selling and administrative expenses	29,477	29,261
Depreciation and amortization	4,465	4,276
Operating loss from continuing operations	(5,543)	(5,082)
Interest expense, net	556	464
Loss from continuing operations, before income taxes	(6,099)	(5,546)
Income tax expense (benefit)	17	(2,021)
Net loss from continuing operations before equity method investments	(6,116)	(3,525)
Net income (loss) on equity method investments	114	(147)
Net loss from continuing operations	(6,002)	(3,672)
Loss from discontinued operations	--	(32)
Net loss	$(6,002)	$(3,704)
Less net loss attributable to noncontrolling interest	(424)	--
Net loss attributable to Books-A-Million	$(5,578)	$(3,704)

Net loss per share:
Basic and Diluted
Net loss from continuing operations attributable to Books-A-Million	$(0.38)	$(0.25)
Net loss from discontinued operations attributable to Books-A-Million	--	(0.00)
Net loss per common share attributable to Books-A-Million	$(0.38)	$(0.25)
Weighted average number of shares outstanding	14,799	14,844

(a)
The results for the 13-weeks ended May 4, 2013, contain certain reclassifications for discontinued operations and other insignificant reclassifications necessary to conform to the presentation of the 13-weeks ended May 3, 2014.

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BAMM Announces First Quarter 2015 Results

May 30, 2014
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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